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                                                                    EXHIBIT 23.3

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form F-3 No. 333-     ) and the related prospectus of
Amdocs Limited for the registration of $500,000,000 of 2% Convertible Notes due June 1, 2008 and 5,429,350 shares of its ordinary shares and to the incorporation by reference therein of our report dated October 15, 1999 with respect to the consolidated financial statements of Solect Technology Group Inc. included in Amendment No. 1 to the Report of Foreign Private Issuer on Form 6-K/A of Amdocs Limited, filed with the Securities Exchange Commission on June 8, 2000.

                                            /s/ Ernst & Young LLP

                                            Chartered Accountants

Toronto, Canada
August 15, 2001